FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):       November 27, 2007

DARLING INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24620	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300,     IRVING, TEXAS     75038
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:   (972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On November 27, 2007, the Board of Directors of Darling International Inc. (the "Company") approved a new form of Senior Executive Termination Benefits Agreement and resolved for the Company to enter into the new form of Senior Executive Termination Benefits Agreement with each of Neil Katchen, John O. Muse, Mark A. Myers and Robert H. Seemann (each, a "New Agreement" and together, the "New Agreements").  Each of Messrs. Katchen, Muse, Myers and Seemann is referred to herein individually as "Executive" and together as the "Executives."

The Company is currently a party to a Senior Executive Termination Benefits Agreement with each of Messrs. Katchen, Muse and Seemann (the “Current Agreements”), which agreements expire on December 31, 2007.  In addition, the Company is currently a party to an Employment Agreement with Mr. Myers (the “Myers Agreement”), which agreement expires on December 31, 2007.  The New Agreements will become effective on December 31, 2007 and will replace the Current Agreements and the Myers Agreement.  Set forth below is a brief description of the material terms and conditions of the New Agreements.  The summary set forth below is not intended to be complete and is qualified in its entirety by reference to the full text of the Form of Senior Executive Termination Benefits Agreement attached hereto as Exhibit 10.1.

Pursuant to the New Agreements, the Company must provide the applicable Executive certain benefits (discussed below) upon any termination of his employment except (i) termination by reason of the voluntary resignation by such Executive, (ii) termination for Cause (as defined in the Agreements) or (iii) termination upon such Executive's normal retirement.  Neither permanent or long-term disability status nor death of an Executive is deemed a termination for purposes of the New Agreements.  Such termination with the exceptions set forth above is referred to herein as an "Eligible Termination Event."

Subject to the mitigation provisions (discussed below) and Executive’s execution of a release of claims in respect of Executive’s employment with the Company, the Company shall provide Executive the following benefits upon an Eligible Termination Event: (i) periodic payment in the amount of Executive's salary at the rate in effect on the date of the Eligible Termination Event until such Executive has been paid one times his annual base salary, (ii) any accrued vacation pay due but not yet taken at the date of the Eligible Termination Event, (iii) life, disability, health and dental insurance, and certain other similar fringe benefits of the Company (or similar benefits provided by the Company) (the "Fringe Benefits") in effect immediately prior to the date of termination for a period of one year from the date of termination to the extent allowed under the applicable policies.  See the Company's Proxy Statement filed with the Securities and Exchange Commission on April 12, 2007 for salary and other benefits information for each of the Executives.

Executive is not entitled to any bonus under the Company's Executive Bonus Plan for the year in which the Eligible Termination Event occurs.

In addition, upon an Eligible Termination Event, the Company shall engage an outplacement counseling service of national reputation, at its own expense, to assist Executive in obtaining employment until the earliest of (i) two years from the date of the Eligible Termination Event, (ii) such date as Executive obtains employment or (iii) Company expenses related thereto equal $10,000.

              Executive is required to mitigate the payments under the New Agreements by seeking other comparable employment as promptly as practicable after the Eligible Termination Event. Amounts due under the New Agreements will be offset against or reduced by any amount earned from such other employment.  The Fringe Benefits shall terminate upon Executive's obtaining such other employment.

The New Agreement also contains obligations on Executive’s part regarding nondisclosure of confidential information, return of Company property, non-solicitation of employees during employment and for a period of one year following the termination of employment for any reason, non-disparagement of the Company and its business and continued cooperation in certain matters involving the Company.

              Messrs. Katchen, Muse and Myers signed the New Agreement on November 27, 2007, and Mr. Seemann signed the New Agreement on November 29, 2007.  The term of each of the New Agreements will expire on December 31, 2008.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Senior Ececutive Termination Benefits Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        DARLING INTERNATIONAL INC.

        Date:  November 29, 2007    By:___/s/     John F. Sterling_________________
           John F. Sterling
           Executive Vice President and
           General Counsel

EXHIBIT LIST

10.1	Form of Senior Executive Termination Benefits Agreement.